UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2010

CRYOPORT, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34632	88-0313393
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20382 Barents Sea Circle, Lake Forest, California	92630
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 470-2300

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On August 9, 2010, CryoPort, Inc. (the “Registrant”) entered into definitive agreements for a private placement of its securities to certain institutional and accredited investors (the “Investors”) for aggregate gross proceeds of $3,202,201 (approximately $2,945,822 after estimated cash offering expenses) pursuant to the Securities Purchase Agreements between the Registrant and each Investor (the “Purchase Agreements”) and the Registration Rights Agreement among the Registrant, Maxim Group LLC, Emergent Financial Group, Inc., and the Investors (the “Registration Rights Agreement”). The Registrant intends to use the proceeds for working capital purposes.

Subsequent to entering into the definitive agreements but prior to the closing of the private placement, the Registrant determined that certain anti-dilution provisions added to the form of purchase agreement and form of warrant at the request of certain institutional investors prior to their execution would trigger a default under the securities purchase agreements entered into by the Registrant in connection with its prior debenture financings in October 2007 and May 2008.

On August 19, 2010, the Registrant and Investors modified the Purchase Agreements and the form of warrant to remove the anti-dilution provisions that would have triggered a default under the prior debenture financings and to grant the Investors a right to participate in future private placements for a period of 24 months following the closing (the “Revised Purchase Agreements”). The Registrant closed the private placement with respect to proceeds of approximately $3,000,000 on August 20, 2010 and anticipates closing on the remaining proceeds early next week.

Pursuant to the Revised Purchase Agreements, the Investors purchased an aggregate of 4,574,573 units (the “Units”), with each Unit consisting of (i) one share of common stock of the Registrant (“Common Stock”), and (ii) one warrant to purchase one share of Common Stock at an exercise price of $0.77 per share. In addition, pursuant to the Revised Purchase Agreement, the Registrant also issued to certain Investors who were also investors in connection with the Registrant’s underwritten public offering registered on Form S-1 (File No. 333-162350), which was declared effective by the Securities and Exchange Commission (“SEC”) on February 25, 2010, warrants to purchase in the aggregate 445,001 shares of Common Stock at an exercise price of $0.77 per share. The warrants are immediately exercisable and have a term of five years.

Pursuant to the Registration Rights Agreement, the Registrant is obligated to file a registration statement with the SEC registering the resale of the shares of Common Stock issued to the Investors and the shares of Common Stock underlying the warrants issued to the Investors within sixty (60) days following the close of the transaction. The Registration Rights Agreement also provides for (i) certain payments by the Registrant to the Investors if such registration statement is not filed within such period and (ii) indemnification by each of the Registrant and the Investors to the other party and certain affiliates of such party against certain liability related to such registration statement.

Maxim Group LLC and Emergent Financial Group, Inc. served as the Registrant’s placement agents in this transaction and both received a customary fee of 7% of the aggregate gross proceeds received from the Investors, plus reimbursement of expenses, and were issued a warrant to purchase 334,500 and 305,940 shares of Common Stock, respectively, at an exercise price of $0.77 per share.

The foregoing summary of the terms and conditions of the Purchase Agreements, the Registration Rights Agreement and the warrants does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents which will be filed as exhibits with the Registrant’s Form 10Q filing for the quarter ended September 30, 2010.

Item 3.02 Recent Sale of Unregistered Securities

The sale and issuance of the Units, the Common Stock, and the warrants was completed in accordance with the exemption provided by Rule 505 and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and/or Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYOPORT, INC.

Date: August 20, 2010

By: /s/ Larry G. Stambaugh
Larry G. Stambaugh
Chief Executive Officer and Chairman